EXHIBIT 21.1               LIST OF SUBSIDIARIES OF THE REGISTRANT



                                                      Percent
Subsidiary and Name Under Which Business is Done       Owned     Where Organized
-------------------------------------------------     -------    ---------------

NIAI Insurance Administrators, Inc.                     100%        California
Viking Capital Financial Services, Inc.                 100%        Texas
Viking Insurance Services, Inc.                         100%        Texas
Viking Systems, Inc.                                    100%        Texas
Viking Administrators, Inc.                             100%        Texas












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